Exhibit 99.1

Silicon Mountain Holdings to Reduce Annual Expenses by Nearly $1 Million Through Recent Cost-Cutting Measures

BOULDER, Colo. & LOS ANGELES--(BUSINESS WIRE)--Silicon Mountain Holdings, Inc. (OTCBB: SLCM), a technology company specializing in high-performance interactive computing solutions, today announced that, as part of its latest cost-cutting measures, designed to support the Company’s transition into the higher-margin, faster growing online storage and services industry, the Company is now expected to reduce its annual expenses by over $1 million. Today’s additional cost containment moves, which include a new vendor relationship and staff reductions, will bring the Company one step closer towards achieving positive EBITDA in the coming months.

As part of these latest steps, the Company today also reported that it has entered into a new direct purchasing relationship with one of its key manufacturers for a significant portion of the Company’s product requirements. This direct vendor relationship should help in reducing the Company’s annual expenses by at least $350,000.

In addition, the Company also reported that it has reduced its workforce by seven positions in all, or 15 percent of its workforce. Beginning in October 2008, this workforce reduction should produce annual savings of approximately $375,000 in salaries and benefits. This resizing of the employee base should also lead to related savings in rent, insurance and other overhead costs.

Company More Streamlined and Focused to Launch into Higher-Growth Markets

Silicon Mountain’s President and CEO Tré Cates said, “These latest staffing adjustments are expected to bring this Company to a position where its resources are best directed towards its new strategic mission. It is crucial to note that we have not merely cut positions, but that we have shifted the orientation of our workforce towards products and services that promise the highest growth in revenues and margins in the foreseeable future. These latest moves are part of our overall objective to become a more streamlined and focused company, with our energies now directed for maximum return.”

The latest staff cuts follow a series of reductions that have reduced the Silicon Mountain workforce by approximately 50 positions over the last 12 months. These staff cuts are designed to reduce overhead and, more specifically, to continue the Company’s strategic shift in its business model. Formerly dependent largely on the volatile and low-margin memory market, Silicon Mountain is redirecting its resources to a number of higher-growth, higher-margin sectors, in particular online storage, servers and high-performance gaming computers.

Today’s reductions combined with the new vendor relationship and the decreased size of its Board of Directors, announced earlier this month, are expected to produce annual savings of at least $1 million.

Departing Board Members Saluted

The Company today also recognized the service of the Board members whose voluntary departures were announced earlier this month. The four members -- Steve King, Mark S. Crossen, Chong M. Lee and Camillo Martino -- all played critical and constructive roles in the growth of Silicon Mountain and in its current transition from a manufacturer of memory products to a provider of online storage, high-performance computers and other higher-margin products and services. Cates commented, “Silicon Mountain has navigated a complex transition, including the challenges of acquisitions, integration of new businesses and right-sizing of its workforce. We could not have executed such tasks successfully without the engagement and expertise of Steve, Mark, Chong and Camillo. We are grateful for their service to us and look forward to a continued relationship with them on a consulting basis.”

To be added to Silicon Mountain’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About Silicon Mountain Holdings

Silicon Mountain Holdings, Inc. (OTCBB: SLCM) is a technology company specializing in high performance interactive computing solutions. The Company has a strong portfolio of product brands and services that address the storage and security demands of the digital media age. Silicon Mountain has recently announced the launch of online backup and is making the transition from low-margin memory components to higher-margin devices, systems and services. Additional news and information about the company is available at www.slcmholdings.com.

Forward Looking Statements: This release contains forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the Company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, please review the discussions contained in the Company’s filings with the Securities and Exchange Commission (SEC).

CONTACT:
Investor Relations Intl
Haris Tajyar, Managing Partner
818-382-9702
htajyar@irintl.com
or
Silicon Mountain Holdings
Tré Cates, President and Chief Executive Officer
303-938-1155
tcates@smmdirect.com